UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 12, 2012

1-800-FLOWERS.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26841	11-3117311
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Old Country Road, Suite 500 Carle Place, New York 11514

(Address of principal executive offices) (Zip Code)

(516) 237-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 (e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of a Director

Mr. Jeffrey C. Walker, a director of 1-800-FLOWERS.COM, INC. (the “Company”) since February 1995, has retired from the Company’s Board of Directors effective as of January 12, 2012.  Mr. Walker has advised the Company that he is retiring in order to devote more time to his multiple philanthropic interests and his decision is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Walker was a member of the Audit Committee and the Chairperson of the Compensation Committee.  The Board appointed Mr. James Cannavino, a current member of the Compensation Committee, as the new Chairperson of such committee.

Election of a Director

On January 12, 2012, the Board of Directors of the Company elected Eugene F. DeMark, a Class II director, and Geralyn R. Breig, a Class I director, effective on January 12, 2012.  Mr. DeMark’s term will expire at the Company’s 2013 Annual Meeting of the Stockholders and Ms. Breig’s term will expire at the Company’s 2012 Annual Meeting.  The Company’s Board of Directors has determined that each of the new directors is an independent director, as such independent requirements are established by the Nasdaq Stock Market, Inc. and the Securities and Exchange Commission under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

Mr. DeMark, age 64, worked for KPMG LLP, a global professional services firm, from June 1969 until his retirement in October 2009.  Mr. DeMark served as the Advisory Northeast Area Managing Partner at KPMG LLP from October 2005 until his retirement.  Since his retirement, Mr. DeMark has been an independent consultant.  He was elected to KPMG’s partnership in 1979 and went on to lead a number of specialized practices such as Banking, High Technology, Media and Entertainment and Aerospace and Defense.  Among his accomplishments at KPMG he worked on the research staff of the Commission on Auditor’s Responsibilities (the predecessor to the Treadway Commission) that was formed to assess increases in fraudulent financial reporting and developed KPMG’s first study guide on SEC reporting.

Mr. DeMark holds a B.B.A degree from Hofstra University and is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. He has served as chairman of the Long Island chapter of multiple sclerosis, president of the Nassau County council of the Boy Scouts of America and National Association of Accountants, Treasurer of the New Long Island Partnership and chairman of the Economic Development Task Force – Project Long Island.  Mr. DeMark also served on the board of directors of United Way on Long Island and chaired its nominating committee.  He now serves on the Council of Overseers of the Tilles Center for the Performing Arts (Long Island University).

Currently, Mr. DeMark is a member of the Board of Directors of BankUnited and is the chair of the Audit Committee.  The Bank is the largest independent bank in Florida.  The Board appointed  Mr. DeMark to serve on the Company’s Audit Committee since he has over 40 years of financial experience at KPMG LLP which include 35 years in various position on the firm’s audit practice.

Ms. Breig, age 49, worked for Avon Products, Inc. from 2005 until 2011.  Her most recent role was the Senior Vice President and President of Avon North America and General Manager of Avon USA from 2008 until 2011.  Prior to that, she was the Senior Vice President & Brand President of Avon’s Global Marketing Business Unit.  During her tenure at Avon, Ms. Breig had full profit and loss responsibility for Avon’s business performance in North America, including the United States, Canada, Puerto Rico and the Caribbean.  Under her leadership, a comprehensive three-year sales, marketing and supply chain transformation plan was developed and implemented to restore long term improved performance for the company’s domestic operations.

Prior to her work at Avon, Ms. Breig held several executive positions at The Campbell Soup Company from 1995 to 2005.  She started as a Vice President of Strategy for Pepperidge Farm, Inc., served as Vice President of Marketing for Pepperidge Farm, Inc. and in 2002 was named the President of Godiva Chocolatier International and Managing Director for Godiva Europe.  Ms. Breig began her career in brand management for the Beauty Care Division at The Procter & Gamble Company and from 1986 to 1995 she held several managerial positions at Kraft Foods, Inc.

Ms. Breig holds a B.S. degree from The Wharton School of University of Pennsylvania.  She is currently on the Board of Trustees of the Villa Maria Education Center (a not-for-profit organization).  Previously, she was a director of the Avon Foundation from 2008 until 2011 and served as a director and executive committee member for the Personal Care Products Council from 2008 to 2011.  The Board appointed Ms. Breig to serve on the Company’s Compensation Committee.

In connection with their appointments, Mr. DeMark and Ms. Breig were granted the same compensation as the other non-employee directors.  As such, they are entitled to receive, an annual retainer of $30,000 and an annual restricted stock award of the Company’s Class A Common Stock equal to the value of $20,000 (determined by the closing price of the shares on the date of the Annual Meeting).   For this year, each will receive $27,500 of the retainer and $18,333 in the Company’s Class A Common Stock, determined by the closing price of the shares on January 12, 2012 (the date of their election and first board meeting attendance).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2012

1-800-FLOWERS.COM, Inc.

By: /s/ William E. Shea
William E. Shea
Chief Financial Officer, Senior Vice-President
Finance and Administration